Exhibit 99.1

For more information:
Eric Miller
Intersections Inc.
703.488.6100
intxinvestorrelations@intersections.com

Intersections Inc. Reports Fourth Quarter 2013 Earnings; Provides Guidance on Future Revenue

CHANTILLY, VA – March 17, 2014 – Intersections Inc. (NASDAQ: INTX) today announced financial results for the quarter and year ended December 31, 2013.  Revenue for the year ended December 31, 2013 was $310.3 million, as compared to $347.4 million for the year ended December 31, 2012.  Consolidated adjusted EBITDA before share related compensation and non-cash impairment charges for the year ended December 31, 2013 was $29.2 million, compared to $59.0 million for the year ended December 31, 2012.  Net income for the year ended December 31, 2013 was $2.4 million, as compared to $19.7 million for the year ended December 31, 2012.  Cash flow provided by operations for the year ended December 31, 2013 was $23.1 million.  Diluted earnings per share decreased to $0.13 for the year ended December 31, 2013, from $1.04 for the year ended December 31, 2012.  As of December 31, 2013, we had a cash balance of $20.9 million and no borrowings under our revolving credit facility.

Intersections is currently forecasting anticipated future revenue as follows:

•	2014 revenue is projected to be in the range of $260-275 million on a consolidated basis

•	2015 revenue is projected to exceed $300 million

•	2016 revenue is projected to approach $400 million based largely upon growth in revenues for the Identity Guard® and VOYCE™ brands.

Michael Stanfield, Chairman and Chief Executive Officer of Intersections commented, “We are pleased with our progress in developing new products to fuel future growth for both the Identity Guard® and VOYCE™ brands.  Based upon anticipated consumer demand for these products, we are hopeful that by the end of 2014 we will be back on track with sustainable revenue growth.”

Fourth Quarter 2013 Financial Highlights:

•	Total subscribers decreased to approximately 2.9 million compared to 4.5 million as of December 31, 2012, approximately 63 thousand of whom remain in a non-billable status as of December 31, 2013.

•	Total consolidated revenue for the fourth quarter of 2013 was $72.1 million compared to $84.0 million for the fourth quarter of 2012.

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Consolidated net income for the quarter ended December 31, 2013 was $119 thousand, or less than $0.01 per diluted share, compared to consolidated net income of $1.6 million, or $0.08 per diluted share, for the quarter ended December 31, 2012.

•	Consolidated cash flow provided by operations for the quarter ended December 31, 2013 was approximately $5.7 million.

Full Year 2013 Financial Highlights:

•	Total consolidated revenue for the year ended December 31, 2013 was $310.3 million, compared to $347.4 million for the year ended December 31, 2012.

•	Consolidated net income for the year ended December 31, 2013 was $2.4 million, or $0.13 per diluted share, compared to $19.7 million, or $1.04 per diluted share, for the year ended December 31, 2012.

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In addition, we spent approximately $9.0 million on research, development and other operating costs associated with our subsidiary i4c Innovations’ VOYCETM product and service which we are in the process of launching.

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Net income for 2013 was negatively impacted by an aggregate of approximately $6.2 million in pre-tax expenses for severance, expenses associated with warrants we exercised in our long-term investment in White Sky, a non-cash impairment charge, a non-cash valuation allowance on an existing deferred tax asset and technology license expenses for the new monitoring business line we are developing.

•	Consolidated cash flow provided by operations for the year ended December 31, 2013 was approximately $23.1 million.

In the year ended December 31, 2013, we ceased all business activities in our subsidiary Net Enforcers, which was included in our Online Brand Protection Segment. We determined that Net Enforcers met the requirements for classification as a discontinued operation under U.S. GAAP and we have recast our condensed consolidated statements of operations for the periods presented. Loss from discontinued operations, net of tax, was $9 thousand and $275 thousand, respectively, for the years ended December 31, 2013 and 2012.   In addition, on March 10, 2014, we made the determination to cease ongoing operations at our subsidiary Intersection Business Intelligence Services (D/B/A  Zumetrics®).  These operations are expected to wind down and cease during the three months ending June 30, 2014.  We plan to classify Zumetrics® as a discontinued operation at the time it meets the requirements under U.S. GAAP and thereafter, will no longer have a Market Intelligence segment.

As previously announced, Intersections' results for the fourth quarter and full year 2013 and a business update will be discussed in more detail on March 17, 2014 at 5:00 p.m. Eastern Time via teleconference. A live audio webcast will be available on Intersections' Web site at www.intersections.com. Participants are encouraged to go to the selected Web site at least 15 minutes in advance to register, download, and install any necessary audio software. This webcast will be archived and available for replay after the teleconference. Additionally, the call will be available for telephonic replay from 9:00 p.m. Eastern Time Monday, March 17, 2014 through Friday, March 21, 2014, at 888-286-8010, or if you are based internationally, at +1-617-801-6888 (Passcode: 20709345).

For additional commentary on Intersections’ fourth quarter 2013 results please click on the 4th Quarter 2013 presentation link under the “Investor & Media” page of our website at www.intersections.com.

This earnings release presents several non-GAAP financial measures, which we believe are important to investors and we utilize in managing our business.  These non-GAAP financial measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of operating income, operating margin, net income or earnings per share as determined in accordance with GAAP.  Intersections' Consolidated Financial Statements, "Other Data" and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures and related notes can be found in the "GAAP and Non-GAAP Measures" link under the "Investor & Media" page on our website at www.intersections.com.

Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements.”  Those forward-looking statements involve known and unknown risks and are subject to change based on various factors and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements, including the impact of the regulatory environment on our business and our ability to execute our business strategy.  Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the Company’s filings with the U.S. Securities and Exchange Commission.  The Company undertakes no obligation to revise or update any forward-looking statements.

About Intersections  (www.intersections.com)

Intersections Inc. (Nasdaq: INTX) is a leading provider of identity risk management, privacy protection and other subscription based services for consumers.  Our core services monitor personal information for our consumers, aggregate it into digestible, consumer-friendly reports and alerts, and provide personalized education and support to help our customers understand their information and take the actions they deem appropriate. Since its business was founded in 1996, Intersections has protected the identities of more than 36 million consumers. To learn more, visit http://www.intersections.com/.